As filed with the Securities & Exchange Commission on May 16, 2002
Registration No. 333-86580

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SALEM COMMUNICATIONS CORPORATION
SALEM COMMUNICATIONS HOLDING CORPORATION
Additional Co-registrants are listed on the following page.
(Exact name of Registrant as specified in its charter)

Delaware Delaware (State or jurisdiction of incorporation or organization)	77-0121400 52-2253737 (I.R.S. Employer Identification No.)
4880 Santa Rosa Road, Suite 300
Camarillo, California 93012
(805) 987-0400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan L. Block, Esq.
Salem Communications Corporation
Salem Communications Holding Corporation
4880 Santa Rosa Road, Suite 300
Camarillo, California 93012
(805) 987-0400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas D. Magill, Esq.
Gibson, Dunn & Crutcher LLP
4 Park Plaza, Suite 1400
Irvine, California 92614
(949) 451-3800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
(The Facing Page is continued on the following page)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Debt Securities of Salem Holding Corporation	(2)(3)	(2)	(2)	see below

Preferred Stock of Salem Communications Corporation	(2)(4)	(2)	(2)	see below

Class A Common Stock of Salem Communications Corporation	(2)(5)	(2)	(2)	see below

Class A Common Stock of Salem Communications Corporation	1,250,000 Shares (2)(6)	$23.98(7)	$29,975,000(7)	$2,760

Warrants of Salem Communications Corporation	(2)(8)	(2)	(2)	see below

Guarantees of the Debt Securities by direct and indirect subsidiaries of Salem Communications Holding Corporation and Salem Communications Corporation	(2)	(2)	(2)	see below

Total	$240,000,000(2)	(2)	$240,000,000(2)	$22,080(9)

(1)	Exclusive of accrued interest and dividends, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)
In no event will the aggregate maximum offering price of all securities issued, from time to time, pursuant to this Registration Statement exceed $240,000,000. In no event will the maximum offering price of all securities issued by the Registrant, from time to time, pursuant to this Registration Statement exceed $210,025,000. The proposed maximum offering price per unit will be determined from time to time, by the Registrant or other selling security holders in connection with the sale by the Registrant or other selling security holders of the securities registered hereunder. Except for shares of Class A Common Stock offered by the Selling Securityholders, any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3)
Subject to footnote (2), there is being registered hereunder an indeterminate principal amount of debt securities as may be sold, from time to time, for the account of the Registrant. If any debt securities are being issued at an original issue discount, then the offering price may be in such greater principal amount as shall result in the aggregate initial offering price not to exceed $210,025,000, less the dollar amount of any securities previously issued hereunder.

(4)
Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of the Registrant’s preferred stock as may be sold, from time to time, for the account the Registrant, including sales upon exercise of warrants.

(5)
Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of the Registrant’s Class A Common Stock as may be sold from time to time, by the Registrant, including shares of other classes or series of the Registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the Registrant. There is also being registered hereunder an indeterminate number of shares of the Registrant’s Class A Common Stock, including shares of other classes or series of the Registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the Registrant, as shall be issuable upon conversion of the preferred stock or debt securities or exercise of warrants registered hereby.

(6)	There is being registered hereunder 1,250,000 shares of the Registrant’s Class A Common Stock that may be sold from time to time by the selling security holders.

(7)
The offering price of the shares of Class A Common Stock to be sold from time to time by the selling security holders and the applicable registration fee were computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Class A Common Stock on April 17, 2002. The maximum aggregate offering price listed is for fee computation purposes only and does not reflect the actual sale price of the shares registered.

(8)
Subject to footnote (2), there is being registered hereunder an indeterminate number of warrants representing rights to purchase shares of preferred stock or Class A Common Stock of the Registrant, including shares of other classes or series of the Registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the Registrant registered pursuant to this Registration Statement.

(9)	Pursuant to rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.

The following direct and indirect subsidiaries of the Registrant may guarantee certain of the debt securities and are co-registrants under this registration statement:

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Numbers	I.R.S. Employer Identification Number
ATEP Radio, Inc.	California	4832	77-0132973
Bison Media, Inc.	Colorado	4832	77-0434654
Caron Broadcasting, Inc.	Ohio	4832	77-0439370
CCM Communications, Inc.	Tennessee	2721	95-3394730
Common Ground Broadcasting, Inc.	Oregon	4832	93-1079989
Golden Gate Broadcasting Company, Inc.	California	4832	94-3082936
Inspiration Media of Pennsylvania, L.P.	Pennsylvania	4832	52-2295353
Inspiration Media of Texas, LLC	Texas	4832	75-2615876
Inspiration Media, Inc.	Washington	4832	77-0132974
Kingdom Direct, Inc.	California	2761	77-0498022
New England Continental Media, Inc.	Massachusetts	4832	04-2625658
New Inspiration Broadcasting Company, Inc.	California	4832	95-3356921
OnePlace, LLC	Delaware	4899	52-2141739
Pennsylvania Media Associates, Inc.	Pennsylvania	4832	94-3134636
Radio 1210, Inc.	California	4832	77-0052616
Reach Satellite Network, Inc.	Tennessee	4832	62-1499223
Salem Communications Acquisition Corporation	Delaware	4832	52-2251145
Salem Media Corporation	New York	4832	95-3482072
Salem Media of Colorado, Inc.	Colorado	4832	84-1239646
Salem Media of Georgia, Inc.	Delaware	4832	52-2194729
Salem Media of Hawaii, Inc.	Delaware	4832	91-1973005
Salem Media of Illinois, LLC	Delaware	4832	52-2295222
Salem Media of Kentucky, Inc.	Kentucky	4832	61-1346985
Salem Media of New York, LLC	Delaware	4832	52-2293254
Salem Media of Ohio, Inc.	Ohio	4832	95-3690954
Salem Media of Oregon, Inc.	Oregon	4832	77-0114986
Salem Media of Pennsylvania, Inc.	Pennsylvania	4832	77-0237182
Salem Media of Texas, Inc.	Texas	4832	77-0379125
Salem Media of Virginia, Inc.	Virginia	4832	54-1927897
Salem Music Network, Inc.	Texas	4899	77-0434655
Salem Radio Network Incorporated	Delaware	4899	77-0305542
Salem Radio Operations-Pennsylvania, Inc.	Delaware	4832	52-2295223
Salem Radio Operations, LLC	Delaware	4832	77-0581097
Salem Radio Properties, Inc.	Delaware	6531	52-2194731
Salem Radio Representatives, Inc.	Texas	4899	77-0281576
SCA License Corporation	Delaware	4832	52-2255733
South Texas Broadcasting, Inc.	Texas	4832	77-0388924
SRN News Network, Inc.	Texas	4899	77-0426090
Vista Broadcasting, Inc.	California	4832	77-0389639

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY     , 2002

PROSPECTUS

$240,000,000

SALEM COMMUNICATIONS CORPORATION
SALEM COMMUNICATIONS HOLDING CORPORATION

Debt Securities, Preferred Stock,
Class A Common Stock and Warrants

This prospectus provides a general description of the debt securities that may be offered from time to time by Salem Communications Holding Corporation and the preferred stock, Class A Common Stock and warrants that may be offered from time to time by Salem Communications Corporation. Salem Communications Holding Corporation is referred to throughout this prospectus as “Salem Holding” and Salem Communications Corporation is referred to as “Salem Communications”. Unless the context indicates otherwise, all references to “we,” “our,” “ours,” and “us” refer to Salem Communications and its consolidated subsidiaries, including Salem Holding. Each time Salem Holding or Salem Communications sells securities, it will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

The aggregate initial offering price of all securities sold under this prospectus will not exceed $240,000,000. Of these securities, the selling security holders named in this prospectus may sell up to 1,250,000 shares of Salem Communications Class A Common Stock.

Salem Communications Class A Common Stock is listed on the Nasdaq Stock Market’s National Market under the symbol “SALM.”

Investing in our securities involves a high degree of risk. See “Certain Factors Affecting Salem” contained in the “Business” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2002.

Neither Salem Communications nor Salem Holdings has authorized anyone to give any information or make any representation about Salem Communications or Salem Holding that is different from or in addition to, that contained in this prospectus or in any of the materials that are incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. The aggregate offering price of all securities that may be sold under this prospectus will not exceed $240,000,000. Of that amount, Salem Communications and Salem Holding may sell any combination of the securities described in this prospectus from time to time up to a total dollar amount of $210,025,000. In addition, the selling security holders named in this prospectus may sell up to 1,250,000 shares of Salem Communications Class A Common Stock.

The types of securities that may be offered and sold from time to time by this prospectus are:

•
debt securities of Salem Holding, which may include guarantees of the debt securities by some or all of Salem Holding’s direct or indirect subsidiaries and by Salem Communications and its direct or indirect subsidiaries;

•	Salem Communications preferred stock;

•	Salem Communications Class A Common Stock; and

•	Salem Communications warrants entitling the holders to purchase Salem Communications Class A Common Stock, Salem Communications preferred stock or other securities.

These securities may be sold either separately or in units. Salem Holding may issue debt securities convertible into other securities and Salem Communications may issue preferred stock that may be convertible into shares of Salem Communications Class A Common Stock or another series of preferred stock.

This prospectus provides a general description of the securities that may be offered by Salem Communications and Salem Holding. Each time securities are sold, a prospectus supplement will be delivered with this prospectus which will describe specific information about the offering and the terms of the particular securities offered. Each prospectus supplement will include the following information:

•	the type and amount of securities that Salem Communications, Salem Holding or any selling security holders propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which the securities are sold;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We believe that we are the largest U.S. radio broadcasting company, measured by number of stations and audience coverage, providing programming targeted at audiences interested in religious and family issues. Our core business is the ownership and operation of radio stations in large metropolitan markets. We own and operate 82 radio stations, including 57 stations in 22 of the top 25 markets. This makes us the sixth largest operator measured by number of stations overall and the third largest operator measured by number of stations in the top 25 markets. In addition, management believes that we are the thirteenth largest radio broadcaster measured by net broadcasting revenues for the year ended December 31, 2001. We also own Salem Radio Network,® which we believe to be a leading developer, producer and syndicator of religious and family issues oriented talk, news and music programming with over 1,600 affiliated radio stations. In addition, we own complementary Internet and publishing businesses.

Our business strategy is to expand and improve our national radio platform in order to deliver compelling content to audiences interested in religious and family issues. We primarily program our stations with our Christian teaching and talk format which is talk programming with religious and family themes. We also feature conservative news/talk and contemporary Christian music formats. Salem Radio Network® supports our strategy by enabling us to offer a variety of program content on our radio stations.

Both our chief executive officer and our chairman are career radio broadcasters who have owned and operated radio stations for over 25 years. Our management team has successfully executed a strategy of identifying, acquiring and operating radio stations.

We continue to seek new ways to expand and integrate our distribution and content capabilities. We have acquired magazine, Internet and software businesses that direct their content to persons with interests that are similar to those of our primary radio audience. We will continue to pursue acquisitions of new media and other businesses that serve our audience. We plan to use these businesses, together with our radio stations and network, to attract, grow and retain a larger audience and customer base.

Our principal executive offices are located at 4880 Santa Rosa Road, Suite 300, Camarillo, California 93012, and our telephone number is (805) 987-0400.

Organizational Structure

Salem Communications was formed in 1986 as a California corporation and was reincorporated in Delaware in 1999. Salem Holding was formed as a wholly-owned subsidiary of Salem Communications in May 2000. In May 2000, Salem Communications formed an additional wholly owned subsidiary, Salem Communications Acquisition Corporation, which has since acquired nine radio stations through its wholly-owned subsidiary SCA License Corporation. In August, 2000, Salem Communications assigned substantially all of its assets and liabilities (other than stock of Salem Holding and Salem Acquisition) to Salem Holding.

On June 15, 2001, Salem Holding effected a dividend to Salem Communications of Salem Holding’s publishing and Internet business. This transaction was effected as a dividend of the capital stock and membership interests, respectively, of Salem Holding’s wholly-owned subsidiaries CCM Communications, Inc. and OnePlace, LLC. As a result, CCM and OnePlace became direct subsidiaries of Salem Communications. CCM and OnePlace continue to be guarantors of borrowings under Salem Holding’s credit facility and of Salem Holding’s existing 9 1/2% notes and 9% notes. Salem Communications and all of its subsidiaries (other than Salem Holding) are guarantors of the borrowings under Salem Holding’s credit facility, Salem Holding’s existing 9 1/2% notes and 9% notes.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition of additional radio stations, the repayment of existing indebtedness, or for any other purposes that may be described in an accompanying prospectus supplement. We will not receive any of the proceeds from the sale of Salem Communications Class A Common Stock by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2001		2000		1999		1998		1997
Ratio of earnings to fixed charges	1.2	x	1.9	x	0.6	x	0.9	x	0.9	x

For purposes of calculating this ratio:

•	fixed charges consist of interest expense plus an allocation of a portion of rent expense representing interest; and

•	earnings consist of income (loss) before extraordinary items plus fixed charges.

DESCRIPTION OF DEBT SECURITIES

Salem Holding may issue debt securities under one or more indentures between Salem Holding and a trustee that is qualified to act as such under the Trust Indenture Act. Salem Communications or any of its direct or indirect subsidiaries that guarantee the debt securities will also enter into the applicable indenture. The indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act. Unless otherwise stated in an accompanying prospectus supplement, the trustee under the indentures will be The Bank of New York.

The following is a summary of the material provisions of each indenture. It does not restate the indentures entirely and is qualified by reference to the indentures. You are urged to read the indentures. The indentures are filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information” at page 55. References below to an “indenture” are references to the applicable indenture under which a particular series of debt securities is issued. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

Terms of the 9% Senior Subordinated Notes

You can find the definitions of certain terms used in this description under “Certain Definitions.” For purposes of this description, references to the “Notes” include the $150.0 Million in aggregate principal amount of 9% Senior Subordinated Notes due 2011 of Salem Holding issued under an indenture between Salem Holding, the Guarantors and The Bank of New York, as Trustee, dated as of June 25, 2001 (referred to in this description as the “Indenture”), and any additional Notes subsequently issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. If Salem Holding decides to issue additional Notes pursuant to the terms of the Indenture, a prospectus supplement relating to the additional Notes will state the price at which the additional Notes will be offered.

The following description is a summary of the material provision of the Indenture. It does not restate the Indenture in its entirety. You are urged to read the Indenture and the applicable prospectus supplement because they, and not this description, define your rights as a holder of the Notes. Copies of the Indenture are available as set forth below under the heading “Where You Can Find More Information” at page 55. The defined terms used in this description but not defined below under the heading “Certain Definitions” have the meanings assigned to them in the Indenture. The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Indenture permits Salem Holding to issue Notes up to the maximum aggregate principal amount approved by Salem Holding. $150 million of 9% Senior Subordinated Notes were initially issued in a private transaction that was not subject to the registration requirements of the Securities Act. In accordance with the provisions of the Indenture and related documents, Salem Holding completed an exchange offer pursuant to which all of the Notes issued in the initial private transaction were exchanged for a like principal amount of substantially identical Notes registered under the Securities Act. Subject to the limitations set forth under “Certain Covenants—Limitation on Indebtedness,” Salem Holding may issue additional Notes under the Indenture from time to time. The Notes and any additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture.

The Notes will mature on July 1, 2011 and are unsecured senior subordinated obligations of Salem Holding. Each Note bears interest at the rate of 9% from the issue date or from the most recent interest payment date to which interest has been paid, payable semiannually on January 1 and July 1 each year, to the person in whose name the Note is registered at the close of business on the December 15 or June 15 next preceding such interest payment date. Payment of the Notes is fully and unconditionally guaranteed by the Guarantors, jointly and severally, on a senior subordinated basis. Salem Communications and all of its Subsidiaries (other than Salem Holding) on the date of the Indenture comprise the Guarantors. See “Guarantees.”

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable (subject to compliance with transfer restrictions imposed by applicable securities laws) at the office or agency of Salem Holding maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of Salem Holding by check mailed to the person entitled thereto as shown on the security register. The notes have been registered and any additional Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

The Notes will be subject to redemption at any time on or after July 1, 2006, at the option of Salem Holding, in whole or in part, on not less than 30 nor more than 60 days’ prior notice by first-class mail in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 1 of the years indicated below:

Year	Redemption Price
2006	104.500%
2007	103.000%
2008	101.500%
2009 and thereafter	100.000%

in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

In addition, at any time on or prior to July 1, 2004, Salem Holding may redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of a Public Equity Offering at a redemption price equal to 109% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date); provided that

(i)  at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption, and

(ii)  such redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

Sinking Fund

There will be no sinking fund.

Subordination

The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness. The Notes will be senior subordinated indebtedness of Salem Holding ranking pari passu with all other existing and future senior subordinated indebtedness of Salem Holding and senior to all existing and future Subordinated Indebtedness of Salem Holding.

During the continuance of any default in the payment of any Designated Senior Indebtedness, no payment (other than payments previously made pursuant to the provisions described under “Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of Salem Holding of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Notes or any other indenture obligation or on account of the purchase, redemption, defeasance or other acquisition of, the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of such Designated Senior Indebtedness.

During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a “Non-payment Default”) and after the receipt by the Trustee from a representative of the holder of any Designated Senior Indebtedness of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under “Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of Salem Holding of any kind or character (excluding certain permitted equity or subordinated securities) may be made by Salem Holding on account of the principal of, premium, if any, or interest on, the Notes or any other indenture obligation or on account of the purchase, redemption, defeasance or other acquisition of, the Notes for the period specified below (the “Payment Blockage Period”).

The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee from a representative of the holder of any Designated Senior Indebtedness and shall end on the earliest of

(i)  the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated),

(ii)  the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or

(iii)  the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of any of the three foregoing events, Salem Holding shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the “Initial Period”).

Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of the Payment Blockage Period may not exceed 179 days.

No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

If Salem Holding fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See “—Events of Default.”

The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Salem Holding or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding up of Salem Holding, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of Salem Holding, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes.

By reason of such subordination, in the event of liquidation or insolvency, creditors of Salem Holding who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and Salem Holding may be unable to meet its obligations fully with respect to the Notes.

Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu in right of payment with all existing and future senior subordinated indebtedness of such Guarantor and senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness and during any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on the Guarantees will be similarly blocked.

“Senior Indebtedness” is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any Indebtedness of Salem Holding (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or on a contingent basis, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Indebtedness” shall include:

(i)  the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of Salem Holding from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinated in right of payment to any other Indebtedness of Salem Holding, and

(ii)  Indebtedness under Interest Rate Agreements.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(i)  Indebtedness evidenced by the Notes or the Existing Notes,

(ii)    Indebtedness that is subordinate or junior in right of payment, by contract or otherwise, to any Indebtedness of Salem Holding,

(iii)    Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Salem Holding,

(iv)    Indebtedness which is represented by Disqualified Equity Interests,

(v)    any liability for foreign, federal, state, local or other taxes owed or owing by Salem Holding to the extent such liability constitutes Indebtedness,

(vi)    Indebtedness of Salem Holding to a Subsidiary or any other Affiliate of Salem Holding or any of such Affiliate’s subsidiaries,

(vii)    that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, for purposes of this clause, no such Indebtedness shall be deemed to be issued in violation of the Indenture if the holders of such obligation or their representative shall have received an officers’ certificate of Salem Holding to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture),

(viii)    Indebtedness evidenced by a guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness and

(ix)    Indebtedness owed by Salem Holding for compensation to employees or for services rendered by employees.

“Guarantor Senior Indebtedness” is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Indebtedness” shall include:

(i)    the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of any Guarantor from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding, or replacement of the Bank Credit Agreement shall not constitute Guarantor Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantor and

(ii)    Indebtedness under Interest Rate Agreements.

Notwithstanding the foregoing, “Guarantor Senior Indebtedness” shall not include:

(i)    Indebtedness evidenced by the Guarantees or the Existing Notes Guarantees,

(ii)    Indebtedness that is subordinate or junior in right of payment, by contract or otherwise, to any Indebtedness of any Guarantor,

(iii)    Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor,

(iv)    Indebtedness which is represented by Disqualified Equity Interests,

(v)    any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,

(vi)  Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of Salem Holding or any of such Affiliate’s subsidiaries,

(vii)  that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture (but, for purposes of this clause, no such Indebtedness shall be deemed to be issued in violation of the Indenture if the holders of such obligation or their representative shall have received an officers’ certificate of Salem Holding to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture),

(viii)  Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness, and

(ix)  Indebtedness owed by any Guarantor for compensation to employees or for services rendered by employees.

“Designated Senior Indebtedness” is defined as (i) all Senior Indebtedness outstanding under the Bank Credit Agreement and (ii) any other Senior Indebtedness which is incurred pursuant to an agreement (or series of related agreements) simultaneously entered into providing for indebtedness, or commitments to lend, of at least $25.0 million at the time of determination and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by Salem Holding.

As of December 31, 2001, on a pro forma basis, the aggregate amount of Senior Indebtedness that ranked senior in right of payment to the Notes was $61.6 million, and the aggregate amount of Pari Passu Indebtedness of Salem Holding was $100.0 million. Salem Holding’s and its Subsidiaries’ ability to incur additional Indebtedness is restricted as set forth under “—Certain Covenants—Limitation on Indebtedness.” Any Indebtedness which can be incurred may constitute additional Senior Indebtedness or Guarantor Senior Indebtedness.

Guarantees

The Guarantors will, jointly and severally, fully and unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Such guarantees will be subordinated in right of payment to Guarantor Senior Indebtedness. See “—Subordination.” As of December 31, 2001, on a pro forma basis, the aggregate amount of Guarantor Senior Indebtedness that ranked senior in right of payment to the Guarantees was $61.6 million, all of which constitutes outstanding indebtedness representing guarantees of Senior Indebtedness, and the aggregate amount of Pari Passu Indebtedness of the Guarantors was $100.0 million. In addition, under certain circumstances, Salem Holding and Parent are required to cause the execution and delivery of additional Guarantees by their Subsidiaries. A Guarantor shall be released from all of its obligations under its Guarantee under certain circumstances. See “—Certain Covenants—Limitations on Issuances of Guarantees of and Pledges for Indebtedness.”

The Guarantors consist of Parent and all of Parent’s existing Subsidiaries (other than Salem Holding) on the date of the Indenture. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Parent and the Parent Subsidiary Guarantors will not be subject to any of the restrictive covenants contained in the Indenture other than those described under “—Certain Covenants—Limitation on Senior Subordinated Indebtedness,” “—Certain Covenants—Limitations on Issuances of Guarantees of and Pledges for Indebtedness” and “—Consolidation, Merger, Sale of Assets.”

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Indebtedness.    Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for (“incur”) any Indebtedness (including Acquired Indebtedness), except that Salem Holding may incur Indebtedness and a Restricted Subsidiary Guarantor may incur Permitted Subsidiary Indebtedness if, in each case, the Debt to Operating Cash Flow Ratio of Salem Holding and its Restricted Subsidiaries at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto, is 7.0 to 1 or less.

The foregoing limitation will not apply to the incurrence of any of the following (collectively, “Permitted Indebtedness”):

(i)  Indebtedness of Salem Holding incurred pursuant to the Bank Credit Agreement in an aggregate principal amount which, when taken together with the amount of all Indebtedness incurred by Salem Holding pursuant to this clause (i) and then outstanding, does not exceed $75.0 million;

(ii)  Indebtedness of Salem Holding pursuant to the Notes (other than additional Notes issued pursuant to the Indenture) and Indebtedness of any Restricted Subsidiary Guarantor pursuant to a Guarantee;

(iii)  Indebtedness of any Restricted Subsidiary Guarantor consisting of a guarantee of Salem Holding’s Indebtedness under the Bank Credit Agreement;

(iv)  Indebtedness of Salem Holding or any of its Restricted Subsidiaries outstanding on the date of the Indenture and listed on Schedule I thereto;

(v)  Indebtedness of Salem Holding owing to a Restricted Subsidiary of Salem Holding, provided that any Indebtedness of Salem Holding owing to a Restricted Subsidiary of Salem Holding that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of Salem Holding’s obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary of Salem Holding or a pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v);

(vi)  Indebtedness of a Wholly Owned Restricted Subsidiary of Salem Holding owing to Salem Holding or another Wholly Owned Restricted Subsidiary of Salem Holding; provided that, with respect to Indebtedness owing to a Wholly Owned Restricted Subsidiary of Salem Holding that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee, if any, by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary’s obligations under its Guarantee; provided further that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding or pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary of Salem Holding, which has Indebtedness owing to Salem Holding or any other Wholly Owned Restricted Subsidiary of Salem Holding, ceases to be a Wholly Owned Restricted Subsidiary of Salem Holding shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (vi);

(vii)  guarantees of any Restricted Subsidiary made in accordance with the provisions of “—Limitation on Issuances of Guarantees of and Pledges for Indebtedness”;

(viii)  obligations of Salem Holding entered into in the ordinary course of business pursuant to Interest Rate Agreements in respect of Indebtedness of Salem Holding as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

(ix)  any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness described in clauses (ii), (iii), (iv) and (v) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing (except, in the case of Guarantees under clause (iii), which Guarantees do not exceed the aggregate principal amount of the Bank Credit Agreement) plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Salem Holding incurred in connection with such refinancing and, in the case of Pari Passu Indebtedness or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness;

(x)  the guarantee by Salem Holding or any Restricted Subsidiary Guarantor of Indebtedness of Salem Holding or a Restricted Subsidiary of Salem Holding that was permitted to be incurred pursuant to another provision of this covenant; and

(xi)  Indebtedness of Salem Holding in addition to that described in clauses (i) through (x) above, and any renewals, extensions, substitutions, refinancings, or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $5.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Salem Holding shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments.    (a) Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)  declare or pay any dividend on, or make any distribution to holders of, any of Salem Holding’s Equity Interests (other than dividends or distributions payable solely in its Qualified Equity Interests);

(ii)  purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interest of Salem Holding or any Affiliate thereof (except Equity Interests held by Salem Holding or any of its Wholly Owned Restricted Subsidiaries);

(iii)  make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness of Salem Holding or such Restricted Subsidiary;

(iv)  declare or pay any dividend or distribution on any Equity Interests of any Subsidiary to any Person (other than Salem Holding or any of its Wholly Owned Restricted Subsidiaries);

(v)  incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of Salem Holding); or

(vi)  make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, “Restricted Payments”) unless after giving effect to the proposed Restricted

Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of Salem Holding, whose determination shall be conclusive and evidenced by a board resolution):

(1)  no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of Salem Holding or its Restricted Subsidiaries; and

(2)  the aggregate amount of all such Restricted Payments declared or made (x) by Parent after the date of the Existing Indenture to but not including the Succession Date (references to “Salem Holding” in the foregoing clauses (i) through (vi) being deemed to refer to Parent for purposes of calculating the amount of such payments declared or made during such period by Parent) and (y) by Salem Holding from and including the Succession Date, does not exceed the sum of:

(A)  an amount equal to Cumulative Operating Cash Flow less 1.4 times Cumulative Consolidated Interest Expense and

(B)  the aggregate amount of (x) Parent Equity Sale Proceeds plus (y) the aggregate amount of Net Cash Proceeds received by Salem Holding after the Succession Date from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Equity Interests (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness as set forth below).

(b)  Notwithstanding the foregoing, and in the case of clauses (ii) through (v) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (v) being referred to as “Permitted Payments”):

(i)  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of the preceding paragraph (a) and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by the preceding paragraph (a);

(ii)  any transaction with an officer or director of Salem Holding entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Salem Holding);

(iii)  the repurchase, redemption, or other acquisition or retirement of any Equity Interests of Salem Holding in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege pursuant to which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of other Qualified Equity Interests of Salem Holding; provided that the Net Cash Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of the preceding paragraph (a);

(iv)  any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of Salem Holding) of any Qualified Equity Interests of Salem Holding; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Equity Interests are excluded from clause (2)(B) of the preceding paragraph (a); and

(v)  the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Equity Interests) (a “refinancing”) through the issuance of new Subordinated Indebtedness of Salem Holding, as the case may be; provided that any such new Indebtedness

(1)  shall be in a principal amount that does not exceed the principal amount so refinanced or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of Salem Holding incurred in connection with such refinancing;

(2)  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(3)  has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

(4)  is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced.

Limitation on Transactions with Affiliates.    Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Salem Holding (other than Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding) unless

(A)  such transaction or series of transactions is in writing on terms that are no less favorable to Salem Holding or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party and

(B)  (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million Salem Holding delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with the provisions of the immediately preceding bullet item and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of Salem Holding (and approved by a majority of Independent Directors or, in the event there is only one Independent Director, by such Independent Director) and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to Salem Holding or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing.

Notwithstanding the foregoing, this provision will not apply to

(1)  any transaction with an officer or director of Salem Holding entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Salem Holding),

(2)  any transaction entered into by Salem Holding or one of its Wholly Owned Restricted Subsidiaries with a Wholly Owned Restricted Subsidiary of Salem Holding,

(3)  transactions in existence on the date of the Indenture and any renewal, replacement or extension thereof on substantially similar terms, and

(4)  any Permitted Payment.

Limitation on Senior Subordinated Indebtedness.    Salem Holding and Parent will not, and will not permit any Restricted Subsidiary Guarantor or any Parent Subsidiary Guarantor, as the case may be, to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinated in right of payment, by contract or otherwise, to any Indebtedness of Salem Holding, Parent, or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor, or subordinated in right of payment to the Notes or such Guarantee to at least the same extent as the Notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, as set forth in the Indenture.

Limitation on Liens.    Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

(a)  any Lien existing as of the date of the Indenture;

(b)  any Lien arising by reason of

(1)  any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2)  taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith;

(3)  security for payment of workers’ compensation or other insurance;

(4)  good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money);

(5)  zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of Salem Holding or any of its Subsidiaries or the value of such property for the purpose of such business;

(6)  deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

(7)  certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of Salem Holding or any of its Subsidiaries; or

(8)  operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(c)  any Lien now or hereafter existing on property of Salem Holding or any of its Restricted Subsidiaries securing Senior Indebtedness or Guarantor Senior Indebtedness, in each case which Indebtedness is permitted under the provisions of “— Limitation on Indebtedness” and provided that the provisions described under “—Limitation on Issuances of Guarantees of and Pledges for Indebtedness” are complied with;

(d)  any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by Salem Holding or any of its Subsidiaries, in each case which Indebtedness is permitted under the provisions of “— Limitation on Indebtedness”; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by Salem Holding or its Subsidiaries;

(e)  any Lien securing Permitted Subsidiary Indebtedness; and

(f)  any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) so long as the amount of security is not increased thereby.

Limitation on Sale of Assets.

(a)  Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless: (i) at least 80% of the consideration from such Asset Sale is received in cash, provided that (x) the amount of liabilities (excluding any contingent liabilities) assumed by the transferee or (y) any notes or other obligations received by Salem Holding or such Restricted Subsidiary and converted into cash within 90 days following the receipt thereof shall be deemed to be “cash,” and (ii) Salem Holding or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of Salem Holding and evidenced in a board resolution).

(b)  If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or Salem Holding determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or if no such Senior Indebtedness is then outstanding, then Salem Holding may, within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of Salem Holding or its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes “Excess Proceeds.”

(c)  When the aggregate amount of Excess Proceeds equals $5.0 million or more, Salem Holding shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows:

(1)  Salem Holding shall make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds (less any amounts used to pay reasonable fees and expenses connected with such Offer and any Pari Passu Offer) multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all Notes tendered) and

(2)  to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Salem Holding shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds (less any amounts used to pay reasonable fees and expenses connected with such Offer and any Pari Passu Offer) over the Note Amount, provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture.

To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a “Deficiency”), Salem Holding shall use such Deficiency in the business of Salem Holding and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d)  Pending the final application of any Net Cash Proceeds, Salem Holding may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

(e)  If Salem Holding becomes obligated to make an Offer as described above, the Notes shall be purchased by Salem Holding, at the option of the holder thereof, in whole or in part, in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

(f)  Salem Holding shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Salem Holding shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

(g)  Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Indenture listed on a schedule thereto as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the holders of the Notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Guarantor Senior Indebtedness) that would materially impair the ability of Salem Holding to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase.

Limitation on Asset Swaps.    Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, engage in Asset Swaps, unless:

(a)  at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b)  Salem Holding or such Restricted Subsidiary receives consideration at the time of such Asset Swap at least equal to the Fair Market Value of the properties or assets exchanged as determined in writing by a nationally recognized investment banking or appraisal firm.

Limitation on Issuances of Guarantees of and Pledges for Indebtedness.

(a)  Salem Holding will not permit any of its Restricted Subsidiaries, other than the Restricted Subsidiary Guarantors, directly or indirectly, to secure the payment of any Senior Indebtedness of Salem Holding and will not, and will not permit any of its Restricted Subsidiaries to, pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries (other than the Restricted Subsidiary Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of Salem Holding under the Indenture.

(b)  Salem Holding will not permit any of its Restricted Subsidiaries, other than the Restricted Subsidiary Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Salem Holding (other than guarantees in existence on the date of the Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness, except that, if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Indebtedness to the same extent as the Notes are subordinated to such Indebtedness under the Indenture.

(c)  Parent will not, and will not permit any of its Subsidiaries (other than Salem Holding and Salem Holding’s Restricted Subsidiaries, which shall be subject to the foregoing clauses (a) and (b)), other than the Parent Subsidiary Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of Salem Holding (other than guarantees in existence on the date of the Indenture) unless Parent or such Subsidiary, as the case may be, simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness, except that if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such Indebtedness to the same extent as the Notes are subordinated to such Indebtedness under the Indenture.

(d)  Any Guarantee by any Restricted Subsidiary of Salem Holding or by any Parent Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i)  any sale, exchange or transfer to any Person not an Affiliate of Parent, of all of Salem Holding’s or Parent’s direct or indirect Equity Interest in, or all or substantially all the assets of, such Restricted Subsidiary or such Parent Subsidiary Guarantor, as the case may be, which is in compliance with the Indenture or

(ii)  the release by the holders of the Indebtedness of Salem Holding described in clauses (a), (b) and (c) above of their security interest or their guarantee by such Restricted Subsidiary of Salem Holding or by such Parent Subsidiary Guarantor, as the case may be, including any deemed release upon payment in full of all obligations under such Indebtedness, at a time when (A) no other Indebtedness of Salem Holding has been secured or guaranteed by such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be, also release their security interest in, or guarantee by, such Restricted Subsidiary of Salem Holding or such Parent Subsidiary Guarantor, as the case may be (including any deemed release upon payment in full of all obligations under such Indebtedness.

Restriction on Transfer of Assets.    Salem Holding and the Restricted Subsidiary Guarantors will not sell, convey, transfer or otherwise dispose of their respective assets or property to any of Salem Holding’s Restricted Subsidiaries (other than any Restricted Subsidiary Guarantor), except for sales, conveyances, transfers or other dispositions made in the ordinary course of business. For purposes of this provision, any sale, conveyance, transfer, lease or other disposition of property or assets, having a Fair Market Value in excess of:

(i)  $1.0 million for any sale, conveyance, transfer, leases or dispositions or series of related sales, conveyances, transfers, leases and dispositions and

(ii)  $5.0 million in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of Salem Holding shall not be considered “in the ordinary course of business”; provided that sales by Salem Holding of block program time and spot advertising time shall not be deemed not to be “in the ordinary course of business” solely because of the dollar volume of such sales.

Purchase of Notes Upon a Change of Control.    If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that Salem Holding purchase such holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture.

Within 30 days following any Change of Control, Salem Holding shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless Salem Holding defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

If a Change of Control Offer is made, there can be no assurance that Salem Holding will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. A Change of Control will also result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. See “Description of Existing Indebtedness—Credit Facility.” A Change of Control will also require Salem Holding to offer to repurchase the Existing Notes pursuant to the Existing Indenture. The failure of Salem Holding to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes.

The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and Salem Holding elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require Salem Holding to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring Salem Holding in a transaction which constitutes a Change of Control.

“Change of Control” means the occurrence of any of the following events:

(i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of Salem Holding or Parent, provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Salem Holding or Parent, as the case may be;

(ii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Salem Holding or Parent (together with any new directors whose election to such board of directors or whose nomination for election by the shareholders of Salem Holding or Parent, as the case may be, was approved by a vote of 66% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

(iii)  Salem Holding or Parent consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with Salem Holding or Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is changed into or exchanged for cash, securities or other property, other than any such transaction in which the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Salem Holding or Parent, as the case may be) or in which (A) the outstanding Voting Stock of Salem Holding or Parent, as the case may be, is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than Equity Interests of the surviving corporation) in an amount which could be paid by Salem Holding as a Restricted Payment in accordance with the provisions described under “— Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions described under “— Limitation on Restricted Payments”) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction directly or indirectly, more than the greater of (1) 40% of the 110 total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or

(iv)  Salem Holding or Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution other than (in the case of Salem Holding) in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale of Assets.”

“Permitted Holders” means as of the date of determination

(i)  any of Stuart W. Epperson and Edward G. Atsinger III;

(ii)  family members or the relatives of the Persons described in clause (i);

(iii)  any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; or

(iv)  in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Salem Holding.

Salem Holding will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Salem Holding shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of Salem Holding to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

Limitation on Subsidiary Equity Interests.    Salem Holding will not permit any of its Restricted Subsidiaries to issue any Equity Interests, except for:

(i)  Equity Interests issued to and held by Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding, and

(ii)  Equity Interests issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary of Salem Holding, (B) such Person merges with or into a Restricted Subsidiary of Salem Holding or (C) a Restricted Subsidiary of Salem Holding merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C).

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.    Salem Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Salem Holding to (i) pay dividends or make any other distribution on its Equity Interests, (ii) pay any Indebtedness

owed to Salem Holding or a Restricted Subsidiary of Salem Holding, (iii) make any Investment in Salem Holding or a Restricted Subsidiary of Salem Holding or (iv) transfer any of its properties or assets to Salem Holding or any Restricted Subsidiary of Salem Holding; except

(a)  any encumbrance or restriction pursuant to an agreement in effect on the date of the Indenture;

(b)  any encumbrance or restriction, with respect to a Restricted Subsidiary of Salem Holding that is not a Subsidiary of Salem Holding on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of Salem Holding and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(c)  any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced or are not more restrictive than those set forth in the Indenture;

(d)  any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which an Asset Sale permitted under “— Limitations on Sale of Assets” is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery;

(e)  any such encumbrance or restriction consisting of customary contractual non-assignment provisions in a contract entered into in the ordinary course of business, to the extent such provisions restrict the transfer of rights, duties or obligations under such contract;

(f)  in the case of clause (iv) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted to be incurred pursuant to the covenant “Limitation on Indebtedness” to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(g)  any restriction imposed by applicable law.

Limitation on Unrestricted Subsidiaries.    Salem Holding will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the “Limitation on Restricted Payments” covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant:

(i)  will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by Salem Holding and

(ii)  may be made in cash or property.

Provision of Financial Statements.    The Indenture will provide that, whether or not Salem Holding is subject to Section 13(a) or 15(d) of the Exchange Act, Salem Holding will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which Salem Holding would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if Salem Holding were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which Salem Holding would have been required so to file such documents if Salem Holding were so subject. Salem Holding will be deemed to have satisfied such requirements if Parent files and provides reports, documents and information of the types otherwise so required within the applicable time periods and Salem Holding is not required to file such reports, documents and information separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by Parent as long as Parent’s quarterly and annual reports contain separate audited consolidated financial statements for Salem Holding and its Subsidiaries or consolidating financial information which includes separate condensed consolidated financial information of Salem Holding and its Subsidiaries.

Salem Holding will also in any event:

(x)  within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the Note register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports, information and other documents which Salem Holding would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if Salem Holding were subject to such Sections (unless such documents are filed by Parent as provided above and such documents are then so mailed to the holders and filed with the Trustee), and

(y)  if filing such documents by Salem Holding (or Parent, as the case may be) with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at Salem Holding’s cost.

Additional Covenants.    The Indenture will also contain covenants with respect to the following matters:

(i)  payment of principal, premium and interest;

(ii)  maintenance of an office or agency;

(iii)  arrangements regarding the handling of money held in trust;

(iv)  maintenance of corporate existence;

(v)  payment of taxes and other claims;

(vi)  maintenance of properties; and

(vii)  maintenance of insurance.

Consolidation, Merger, Sale Of Assets

Salem Holding shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Salem Holding and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(i)  either (1) Salem Holding shall be the continuing corporation or (2) the Person (if other than Salem Holding) formed by such consolidation or into which Salem Holding is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Salem Holding and its Subsidiaries on a Consolidated basis (the “Surviving Entity”) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of Salem Holding under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

(ii)  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iii)  immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Salem Holding (or the Surviving Entity if Salem Holding is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of Salem Holding immediately prior to such transaction;

(iv)  immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), Salem Holding (or the Surviving Entity if Salem Holding is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the first paragraph of “—Certain Covenants—Limitation on Indebtedness”;

(v)  each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(vi)  if any of the property or assets of Salem Holding or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Limitation on Liens” are complied with; and

(vii)  Salem Holding or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Each Guarantor (including Parent) will not, and Salem Holding and Parent will not permit a Restricted Subsidiary Guarantor or a Parent Subsidiary Guarantor, as the case may be, to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than Salem Holding or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than Salem Holding or any other Guarantor) unless at the time and after giving effect thereto:

(i)  either (1) such Guarantor shall be the continuing corporation or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture;

(ii)  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and

(iii)  such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including an Asset Sale made in accordance with “—Certain Covenants—Limitations on Sale of Assets”) with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with paragraph (d) of “—Certain Covenants—Limitations on Issuances of Guarantees of and Pledges for Indebtedness.”

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which Salem Holding or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, Salem Holding or such Guarantor, as the case may be, and Salem Holding or such Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the Notes or its Guarantee, as the case may be.

Events Of Default

An Event of Default will occur under the Indenture if:

(i)  there shall be a default in the payment of any interest on any Note (including any Additional Interest) when it becomes due and payable, and such default shall continue for a period of 30 days;

(ii)  there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(iii)  (a) there shall be a default in the performance, or breach, of any covenant or agreement of Salem Holding or Parent or any other Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to Salem Holding by the Trustee or (y) to Salem Holding and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”; (c) Salem Holding shall have failed to make or consummate an Offer in accordance with the provisions of “—Certain Covenants—Limitation on Sale of Assets”; or (d) Salem Holding shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “—Certain Covenants—Purchase of Notes Upon a Change of Control”;

(iv)  one or more defaults shall have occurred under any agreements, indentures or instruments under which Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding then has outstanding Indebtedness in excess of $5.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(v)  any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or Salem Holding not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(vi)  one or more judgments, orders or decrees for the payment of money in excess of $5.0 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(vii)  any holder or holders of at least $5.0 million in aggregate principal amount of Indebtedness of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of Salem Holding or any Restricted Subsidiary of Salem Holding (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(viii)  there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(ix)  (a) Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b)  Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding consents to the entry of a decree or order for relief in respect of Salem Holding, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c)  Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d)  Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official, of Salem Holding, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or

(e)  Salem Holding, any Guarantor or any Restricted Subsidiary of Salem Holding takes any corporate action in furtherance of any such actions in this paragraph (ix).

If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the Notes to be due and payable immediately by a notice in writing to Salem Holding (and to the Trustee if given by the holders of the Notes), provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of:

(a)  five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or

(b)  acceleration of the Indebtedness under the Bank Credit Agreement.

Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

If an Event of Default specified in clause (viii) or (ix) of the first paragraph of this description of “Events of Default” occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration is given by the holders of the Notes, the holders of the Notes shall give notice to the agent under the Bank Credit Agreement of such acceleration.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to Salem Holding and the Trustee, may rescind and annul such declaration if:

(a)  Salem Holding has paid or deposited with the Trustee a sum sufficient to pay

(i)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(ii)  all overdue interest on all Notes,

(iii)  the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and

(iv)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(b)  all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

Salem Holding is also required to notify the Trustee within five business days of the occurrence of any Default. Salem Holding is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of Salem Holding or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Defeasance Or Covenant Defeasance Of Indenture

Salem Holding may, at its option, at any time, elect to have the obligations of Salem Holding, each of the Guarantors and any other obligor upon the Notes discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that Salem Holding, each of the Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(i)  the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(ii)  Salem Holding’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(iii)  the rights, powers, trusts, duties and immunities of the Trustee, and

(iv)  the defeasance provisions of the Indenture.

In addition, Salem Holding may, at its option and at any time, elect to have the obligations of Salem Holding and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(i)  Salem Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of principal or interest (or on any date after July 1, 2006 (such date being referred to as the “Defeasance Redemption Date”), if when exercising either defeasance or covenant defeasance, Salem Holding has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(ii)  in the case of defeasance, Salem Holding shall have delivered to the Trustee an opinion of independent counsel in the United States stating that

(A)  Salem Holding has received from, or there has been published by, the Internal Revenue Service a ruling or

(B)  since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(iii)  in the case of covenant defeasance, Salem Holding shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (viii) or (ix) under the first paragraph under “—Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(v)  such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest with respect to any securities of Salem Holding or any Guarantor;

(vi)  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which Salem Holding or any Guarantor is a party or by which it is bound;

(vii)  Salem Holding shall have delivered to the Trustee an opinion of independent counsel to the effect that

(A)  the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and

(B)  after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(viii)  Salem Holding shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by Salem Holding with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of Salem Holding or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of Salem Holding, any Guarantor or others;

(ix)  no event or condition shall exist that would prevent Salem Holding from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(x)  Salem Holding shall have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction And Discharge

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, and certain other rights as expressly provided for in the Indenture) as to all outstanding Notes when

(a)  either

(i)  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or

(ii)  all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Salem Holding and Salem Holding or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date,

(c)  Salem Holding or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by Salem Holding or any Guarantor, and

(d)  Salem Holding has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that

(A)  all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with and

(B)  such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Salem Holding or any Guarantor is a party or by which Salem Holding or any Guarantor is bound.

Modifications And Amendments

From time to time, Salem Holding, the Guarantors and the Trustee, without the consent of the holders of Notes, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made by Salem Holding, the Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(i)  change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the redemption date);

(ii)  amend, change or modify the obligation of Salem Holding to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with “—Certain Covenants—Limitation on Sale of Assets” or the obligation of Salem Holding to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “—Certain Covenants—Purchase of Notes Upon a Change of Control,” including amending, changing or modifying any definitions with respect thereto;

(iii)  reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee;

(iv)  modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;

(v)  except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by Salem Holding or any Guarantor of any of its rights and obligations under the Indenture; or

(vi)  amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.

The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person

(i)  existing at the time such Person becomes a Subsidiary or

(ii)  assumed in connection with the acquisition of assets from such Person,

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Affiliate” means, with respect to any specified Person,

(i)  any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person,

(ii)  any other Person that owns, directly or indirectly, 5% or more of such Person’s Equity Interests or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person or other Person by blood, marriage or adoption not more remote than first cousin or

(iii)  any other Person 10% or more of the voting Equity Interests of which are beneficially owned or held directly or indirectly by such specified person.

For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of

(i)  any Equity Interest of any Restricted Subsidiary of Salem Holding (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

(ii)  all or substantially all of the properties and assets of any division or line of business of Salem Holding or its Restricted Subsidiaries; or

(iii)  any other properties or assets of Salem Holding or any of its Restricted Subsidiaries, other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(A)  that is governed by the provisions described under “— Consolidation, Merger, Sale of Assets” or “Limitations on Asset Swaps,”

(B)  that is by Salem Holding to any Wholly Owned Restricted Subsidiary of Salem Holding, or by any Restricted Subsidiary of Salem Holding to Salem Holding or any Wholly Owned Restricted Subsidiary of Salem Holding, in accordance with the terms of the Indenture,

(C)  that aggregates not more than $1.0 million in gross proceeds, or

(D)  any Restricted Payments permitted under the covenant described in “Limitation on Restricted Payments” or any Permitted Investment.

“Asset Swap” means an Asset Sale by Salem Holding or any Restricted Subsidiary of Salem Holding in exchange for properties or assets that will be used in the business of Salem Holding and its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bank Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 15, 2001, among Salem Holding, the lenders named therein and The Bank of New York as administrative agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the Indenture, “Bank Credit Agreement” shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder and have been made in compliance with “— Certain Covenants—Limitation on Indebtedness”; provided that, for purposes of the definition of “Permitted Indebtedness” in the covenant entitled “Limitation on Indebtedness,” no such increase may result in the principal amount of Indebtedness of Salem Holding under the Bank Credit Agreement that is permitted to be incurred pursuant to clause (i) of the definition of “Permitted Indebtedness” to exceed the amount specified in such clause (i).

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of

(a)  the interest expense of such Person and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(i)  amortization of debt discount,

(ii)  the net cost under Interest Rate Agreements (including amortization of discounts),

(iii)  the interest portion of any deferred payment obligation

(iv)  and accrued interest, plus

(b)  the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period, and all capitalized interest of such Person and its Consolidated Restricted Subsidiaries, in each case as determined in accordance with GAAP consistently applied.

“Consolidated Net Income” means, with respect to any Person for any period, the Consolidated net income (or loss) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(i)  all extraordinary gains but not losses (less all fees and expenses relating thereto),

(ii)  the portion of net income (or loss) of such Person and its Consolidated Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to such Person or its Consolidated Restricted Subsidiaries by such other Person during such period,

(iii)  net income (or loss) of any other Person combined with such Person or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination,

(iv)  any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(v)  net gains but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or

(vi)  the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders.

“Consolidated Net Worth” means the Consolidated equity of the holders of Equity Interests (excluding Disqualified Equity Interests) of Salem Holding and its Restricted Subsidiaries, as determined in accordance with GAAP consistently applied.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term “Consolidated” shall have a similar meaning.

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense of (x) Parent from the date of the Existing Indenture to but not including the Succession Date and (y) Salem Holding from and including the Succession Date to the end of Salem Holding’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative Operating Cash Flow” means, as of any date of determination, Operating Cash Flow of (x) Parent from the date of the Existing Indenture to but not including the Succession Date and (y) Salem Holding from and including the Succession Date to the end of Salem Holding’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Debt to Operating Cash Flow Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of Salem Holding and its Restricted Subsidiaries as of such date on a Consolidated basis plus the aggregate liquidation preference or redemption amount of all Disqualified Equity Interests of Salem Holding (excluding any such Disqualified Equity Interests held by Salem Holding or a Wholly Owned Restricted Subsidiary of Salem Holding), to (b) Operating Cash Flow of Salem Holding and its Restricted Subsidiaries on a Consolidated basis for the four most recent full quarters ending immediately prior to such date, determined on a pro forma basis (and after giving pro forma effect to:

(i)  the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period;

(ii)  the incurrence, repayment or retirement of any other Indebtedness by Salem Holding and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period);

(iii)  in the case of Acquired Indebtedness, the related acquisition, as if such acquisition had occurred at the beginning of such four-quarter period; and

(iv)  any acquisition or disposition by Salem Holding and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition, disposition or repayment had been consummated on the first day of such four-quarter period).

“Default” means any event which is, or after notice or passage of any time or both would be, an Event of Default.

“Disqualified Equity Interests” means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are or upon the happening of an event or passage of time would be required to be redeemed prior to any Stated Maturity of the principal of the Notes or are redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or are convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

“Equity Interest” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and limited liability company interests of such Person, including any Preferred Equity Interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Indenture, dated September 25, 1997, among Parent, the guarantors party thereto and The Bank of New York as trustee, as supplemented by Supplemental Indenture No. 1, dated as of March 31, 1999, by and between Parent, the guarantors party thereto and The Bank of New York as trustee and by Supplemental Indenture No. 2, dated as of August 24, 2000, by and between Parent, Salem Holding, the guarantors party thereto and The Bank of New York as trustee, pursuant to which the Existing Notes were issued.

“Existing Notes” means the 9 1/2% Senior Subordinated Notes of Salem Holding (as successor issuer to Parent) due October 1, 2007 issued pursuant to the Existing Indenture and outstanding as of the date of the Indenture.

“Existing Notes Guarantee” means the guarantee by Parent or any of its Subsidiaries of the obligations of Salem Holding and any other obligor under the Existing Indenture or under the Existing Notes, pursuant to a guarantee given in accordance with the Existing Indenture.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

“Guarantee” means the guarantee by any Guarantor of Salem Holding’s Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

(i)  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(ii)  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(iii)  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(iv)  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

(v)  otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means each Person listed as a guarantor in the Indenture or any other guarantor of the Indenture Obligations. As of the date of the Indenture, the Guarantors consist of Parent and all of Parent’s Subsidiaries (other than Salem Holding).

“Indebtedness” means, with respect to any Person, without duplication,

(i)  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interests of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding,

(ii)  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(iii)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(iv)  all obligations under Interest Rate Agreements of such Person,

(v)  all Capital Lease Obligations of such Person,

(vi)  all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vii)  all Guaranteed Debt of such Person,

(viii)  all Disqualified Equity Interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

(ix)  any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above.

The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any Guaranteed Debt referred to in clause (vii) above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. The Indebtedness of Salem Holding and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to Salem Holding and its Restricted Subsidiaries. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

“Indenture Obligations” means the obligations of Salem Holding and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

“Independent Director” means a director of Salem Holding other than a director

(i)  who (apart from being a director of Parent, Salem Holding or any Subsidiary) is an employee, insider, associate or Affiliate of Parent, Salem Holding or a Subsidiary or has held any such position during the previous five years or

(ii)  who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investments” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Equity Interests, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

“Maturity” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in the Note or as provided in the Indenture, whether at Stated Maturity, the purchase date, or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control, call for redemption or otherwise.

“Net Cash Proceeds” means

(a)  with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to Salem Holding or any Restricted Subsidiary of Salem Holding) net of

(i)  brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(ii)  provisions for all taxes payable as a result of such Asset Sale,

(iii)  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale or would cause a required repayment under the Bank Credit Agreement,

(iv)  amounts required to be paid to any Person (other than Salem Holding or any Restricted Subsidiary of Salem Holding) owning a beneficial interest in the assets subject to the Asset Sale and

(v)  appropriate amounts to be provided by Salem Holding or any Restricted Subsidiary of Salem Holding, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Salem Holding or any Restricted Subsidiary of Salem Holding, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee

and

(b)  with respect to any issuance or sale of Equity Interests by any Person, or debt securities or Equity Interests of such Person that have been converted into or exchanged for Equity Interests, as referred to under “—Certain Covenants—Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to such Person or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Operating Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus

(a)  extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income, plus

(b)  provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under the immediately preceding clause hereof, plus

(c)  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, plus

(d)  depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles).

“Parent” means Salem Communications Corporation, a Delaware corporation, the parent of Salem Holding, and any successor Person succeeding to the direct or indirect ownership of Salem Holding.

“Parent Equity Sale Proceeds” means the aggregate amount of Net Cash Proceeds received by Parent after the date of the Existing Indenture to but not including the Succession Date from capital contributions (other than from any of its Subsidiaries) or from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Equity Interests (except, in each case, to the extent such proceeds were used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness).

“Parent Subsidiary Guarantor” means any Subsidiary of Parent that is a Guarantor of the Notes other than a Restricted Subsidiary Guarantor. “Pari Passu Indebtedness” means the Existing Notes or any Existing Notes Guarantee, as the case may be, and any other Indebtedness of Salem Holding or any Guarantor that is pari passu in right of payment to the Notes or any Guarantee, as the case may be.

“Permitted Investments” means any of the following:

(i)  Temporary Cash Investments;

(ii)  Investments by Salem Holding or any of its Restricted Subsidiaries in a Restricted Subsidiary Guarantor and Investments by any Restricted Subsidiary in Salem Holding;

(iii)  Investments by Salem Holding or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary of Salem Holding that is or would be a Guarantor or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Salem Holding or a Restricted Subsidiary of Salem Holding that is or would be a Guarantor;

(iv)  Promissory notes received as a result of Asset Sales permitted under the provisions of “Limitation on Sales of Assets”;

(v)  Investments in existence on the date of the Indenture;—Direct or indirect loans to employees, or to a trustee for the benefit of such employees, of Salem Holding or any of its Restricted Subsidiaries in an aggregate amount outstanding at any time not exceeding $1.0 million;

(vi)  Permitted Non-Commercial Educational Station Investments; provided that immediately after giving effect to any such Investment, Salem Holding could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the “—Certain Covenants—Limitation on Indebtedness” covenant;

(vii)  Interest Rate Agreements entered into in the ordinary course of Salem Holding’s or a Restricted Subsidiary’s business in compliance with the covenant described in “Limitation on Indebtedness”; and

(viii)  Other Investments that do not exceed $5.0 million at any one time outstanding.

“Permitted Non-Commercial Educational Station Investment” means a loan made by Salem Holding or a Restricted Subsidiary of Salem Holding to a non-profit entity, the proceeds of which are used to acquire assets used in the operation of a radio station; provided that so long as any such Investment remains outstanding

(i)  such loan shall be evidenced by a promissory note and shall not be subordinated to any other Indebtedness of such non-profit entity;

(ii)  at least 40% of the board seats (or other comparable governing body) of such non-profit entity shall be held by executive officers of Salem Holding; and

(iii)  a technical and professional services agreement shall be in full force and effect between such non-profit entity and Salem Holding pursuant to which Salem Holding shall be compensated for providing engineering, accounting, legal and other assistance in connection with the operation of the station licensed to such non-profit entity (which agreement shall contain customary terms and conditions for technical and professional services agreements in the radio broadcasting industry generally).

“Permitted Subsidiary Indebtedness” means:

(i)  Indebtedness of any Restricted Subsidiary Guarantor under Capital Lease Obligations incurred in the ordinary course of business; and

(ii)  Indebtedness of any Restricted Subsidiary Guarantor

(a)  issued to finance or refinance the purchase or construction of any assets of such Restricted Subsidiary Guarantor or

(b)  secured by a Lien on any assets of such Restricted Subsidiary Guarantor where the lender’s sole recourse is to the assets so encumbered,

in either case (x) to the extent the purchase or construction prices for such assets are or should be included in “property and equipment” in accordance with GAAP and (y) if the purchase or construction of such assets is not part of any acquisition of a Person or business unit.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Preferred Equity Interest” means, as applied to the Equity Interest of any Person, an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Public Equity Offering” means, with respect to any Person, an underwritten public offering by such Person of some or all of its Equity Interests (other than Disqualified Equity Interests), the net proceeds of which (after deducting any underwriting discounts and commissions) (x) to Salem Holding or (y) received by Salem Holding as a capital contribution from Parent, as the case may be, exceed $10.0 million.

“Qualified Equity Interests” of any Person means any and all Equity Interests of such Person other than Disqualified Equity Interests.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

“Restricted Subsidiary Guarantor” means any Guarantor of the Notes that is a Restricted Subsidiary of Salem Holding.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which Salem Holding or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Salem Holding” means Salem Communications Holding Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Salem Holding” shall mean such successor Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of Salem Holding or any Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be and, with respect to Parent for the period from the date of the Existing Indenture to but not including the Succession Date, Indebtedness subordinated in right of payment to the Existing Notes.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other business entity a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more of its other Subsidiaries.

“Succession Date” means August 24, 2000, the date that Salem Holding became the successor obligor to Parent with respect to the Existing Notes pursuant to the Existing Indenture.

“Temporary Cash Investments” means

(i)  any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

(ii)  any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution (including the Trustee) that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s Investors Service, Inc. (“Moody’s”) or any successor rating agency or “A-1” (or higher) according to Standard & Poor’s Corporation (“S&P”) or any successor rating agency;

(iii)  commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Salem Holding, but including the Trustee) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(iv)  any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500.0 million;

(v)  marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(vi)  repurchase obligations with a term of not more than 31 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above; and

(vii)  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means

(i)  any Subsidiary of Salem Holding that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Salem Holding, as provided below) and

(ii)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Salem Holding may designate any Subsidiary of Salem Holding (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply:

(i)  such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and

(ii)  any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the “—Certain Covenants—Limitation on Unrestricted Subsidiaries” covenant.

Any such designation by the Board of Directors of Salem Holding shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of Salem Holding may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, Salem Holding could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the “—Certain Covenants—Limitation on Indebtedness” covenant.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(i)  as to which neither Salem Holding nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Salem Holding or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of Salem Holding or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) Salem Holding shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

(ii)    which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Salem Holding or any Restricted Subsidiary to declare, a default on such Indebtedness of Salem Holding or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Voting Stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means, with respect to any Person, a Restricted Subsidiary of such Person all the Equity Interests of which are owned by such Person or another Wholly Owned Restricted Subsidiary of such Person. As of the date of the Indenture, the Wholly Owned Restricted Subsidiaries of Salem Holding will consist of all of Salem Holding’s Subsidiaries.

DESCRIPTION OF OTHER DEBT SECURITIES

Subject to compliance with Salem Holding’s bank credit agreement and the applicable indenture, Salem Holding may issue senior or subordinated debt securities. The senior debt securities will constitute part of Salem Holding’s senior debt, will be issued under a senior debt indenture, and will rank on a parity with all of Salem Holding’s other unsecured and unsubordinated debt. The subordinated debt securities will be issued under a subordinated debt indenture, and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of Salem Holding’s senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will indicate the approximate amount of Salem Holding’s senior indebtedness outstanding as of the end of the most recent fiscal quarter. The senior debt indenture and subordinated debt indenture are referred to in this description individually as an “indenture” and collectively as the “indentures.”

The forms of the indentures are exhibits to the registration statement filed with the SEC, of which this prospectus is a part.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

General

The debt securities that Salem Holding may offer under the indentures are not limited in aggregate principal amount. Salem Holding may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of Salem Holding’s board of directors or in a supplement to the indenture relating to that series.

The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that Salem Holding may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

•	the title of the series of debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

•	the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which principal and premium, if any, on the debt securities will be payable;

•	the terms and conditions, if any, under which the debt securities may be converted into or exchanged for other securities;

•
the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, whether the interest on the debt securities will be paid in the form of additional debt securities and if so, the terms and provisions for the payment of those additional debt securities, including the method for calculating the amount of additional debt securities so payable, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	any covenants to which Salem Holding may be subject with respect to the debt securities;

•	the place or places where the debt securities may be exchanged or transferred;

•	the terms and conditions upon which Salem Holding may redeem the debt securities, in whole or in part, at its option;

•
the terms and conditions upon which Salem Holding may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•
if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

•
if Salem Holding or a holder may elect that payments of principal of, premium, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

•
if the amount of payments of principal of, premium, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

•	if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

•	the applicability of the provisions described in “—Defeasance and Covenant Defeasance” below;

•	whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

•	the events of default;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	any provisions relating to the satisfaction and discharge of the debt securities;

•	if Salem Holding will issue the debt securities in whole or in part in the form of global securities; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be “original issue discount securities.” “Original issue discount securities” will bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities will be payable upon declaration of acceleration of their maturity. Any United States federal income tax consequences and other special considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

Exchange, Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at Salem Holding’s office or agency maintained for such purpose in New York and at any other office or agency maintained for that purpose. Salem Holding will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but Salem Holding may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

All money paid by Salem Holding to a paying agent for the payment of principal of, premium, if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to Salem Holding, and thereafter the holder of the debt security may look only to Salem Holding for payment of those amounts.

In the event of any redemption, Salem Holding will not be required to (a) issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending on the date of the mailing or (b) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Global Debt Securities and Book-Entry System

The following provisions will apply to the debt securities of any series, including the 9% Senior Subordinated Notes due 2011, if the prospectus supplement relating to such series so indicates.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that Salem Holding will not issue certificates to each holder. Each global security will be issued to DTC, which will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds the securities that its participants deposit. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Salem Holding will wire payments of principal, premium, if any, and interest to DTC’s nominee. Salem Holding and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes.

Accordingly, Salem Holding, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or Salem Holding.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Owners of beneficial interests in a global security (a) will not be entitled to have the debt securities represented by that global security registered in their names, (b) will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and (c) will not be considered the owners or holders of the debt securities under the indenture. Salem Holding will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

•
DTC notifies Salem Holding that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by Salem Holding within 90 days; or

•	Salem Holding determines not to require all of the debt securities of a series to be represented by a global security.

If Salem Holding issues debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

Indentures

Debt securities that will be senior debt will be issued under a senior indenture between Salem Holding and The Bank of New York, as trustee. That indenture, as it may be supplemented from time to time, is referred to below as the Senior Debt Indenture. Debt securities that will be subordinated debt will be issued under a subordinated indenture between Salem Holding and The Bank of New York, as trustee. That indenture, as it may be supplemented from time to time, is referred to below as the Subordinated Debt Indenture. The Bank of New York is referred to as the “senior debt indenture trustee” or as the “subordinated debt indenture trustee” as the context may require.

Subordination of Subordinated Debt Securities

Holders of subordinated debt securities should recognize that contractual provisions in the Subordinated Debt Indenture may prohibit Salem Holding from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Subordinated Debt Indenture, to all of Salem Holding’s senior indebtedness.

Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the Subordinated Debt Indenture will apply to subordinated debt securities. The Subordinated Debt Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving Salem Holding or a substantial part of its property;

•
that (a) a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or (b) there has occurred any other event of default concerning senior indebtedness, that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist; or

•
that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the Subordinated Debt Indenture and that declaration has not been rescinded and annulled as provided under the Subordinated Debt Indenture.

Consolidation, Merger and Sale of Assets

Salem Holding may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

•
Salem Holding is the continuing corporation or the person, if other than Salem Holding, formed by such consolidation or with which or into which Salem Holding is merged or the person to which all or substantially all Salem Holding’s properties and assets are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes Salem Holding’s obligations under the debt securities and each indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

If Salem Holding consolidates with or merges into any other corporation or entity or conveys, transfers or leases all or substantially all of its property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for Salem Holding, and may exercise Salem Holding’s rights and powers under the indenture, and thereafter, except in the case of a lease, Salem Holding will be relieved of all obligations and covenants under the indenture and all outstanding debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, “events of default” under each indenture with respect to debt securities of any series will include:

•	default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due;

•	default in the deposit of any sinking fund payment on that series for five days after it becomes due;

•	failure to comply with any of the other agreements contained in the indenture for a period of 60 days after written notice to Salem Holding in accordance with the terms of the indenture;

•
failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by Salem Holding in excess of the amount specified in the indenture, if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days of Salem Holding’s receiving written notice of the failure in accordance with the indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other events of default specified in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to Salem Holding, necessarily constitutes an event of default with respect to any other series of debt securities.

In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

If there is a continuing event of default, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require Salem Holding to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind Salem Holding’s obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to each indenture or for the appointment of a receiver or trustee, or for any other remedy under each indenture except as set forth in the applicable prospectus supplement.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on the debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment.

Each indenture requires Salem Holding to furnish to the trustee annually a certificate as to its compliance with such indenture.

Satisfaction and Discharge

Salem Holding can discharge or defease its obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, Salem Holding may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Salem Holding may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Modification of the Indentures

Each indenture permits Salem Holding and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

•	to evidence the succession of another corporation and the assumption of Salem Holding’s covenants under such indenture and the debt securities;

•	to add to Salem Holding’s covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

•	to cure any ambiguity, defect or inconsistency; and

•	for other purposes as described in each indenture.

Each indenture also permits Salem Holding and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

•	change the maturity of the principal of or premium, if any, or any installment of principal or interest on any debt security;

•
reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

•	reduce the amount of principal payable upon acceleration of maturity;

•	change the place of payment where, or the currency or currency unit in which, any debt security or any premium or interest on the debt security is payable;

•
reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults; or

•
modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, Salem Holding’s compliance with some restrictive provisions of the indentures.

Salem Holding may not amend the Subordinated Debt Indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

Defeasance and Covenant Defeasance

Except as provided in the applicable prospectus supplement, Salem Holding may elect either:

•
to be discharged from all its obligations in respect of debt securities of any series, except for its obligations to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (this discharge is referred to as “defeasance”), or

•	to be released from its obligations to comply with some restrictive covenants applicable to the debt securities of any series (this release is referred to as “covenant defeasance”);

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the debt securities of that series when due. Salem Holding may establish such a trust only if, among other things, it has received an opinion of counsel to the effect that the holders of debt securities of the series (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

Salem Holding may exercise the defeasance option with respect to debt securities notwithstanding its prior exercise of the covenant defeasance option. If Salem Holding exercises the defeasance option, payment of the debt securities may not be accelerated because of a default. If Salem Holding exercises the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Conversion Rights

The terms and conditions, if any, on which debt securities being offered are convertible into other securities will be set forth in an applicable prospectus supplement. Those terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Salem Holding, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Regarding The Trustee

The Bank of New York will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee.

Each indenture contains limitations on the rights of the trustee, should the trustee become Salem Holding’s creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates engage in, and will be permitted to continue to engage in, other transactions with Salem Holding and its affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

DESCRIPTION OF GUARANTEES

Salem Communications and certain of its direct and indirect wholly-owned subsidiaries may guarantee the obligations of Salem Holding relating to its debt securities issued under this prospectus.

The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

DESCRIPTION OF CAPITAL STOCK

Salem Communication’s authorized capital stock consists of 80,000,000 shares of Class A Common Stock, $.01 par value, 20,000,000 shares of Class B Common Stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. Together, the Class A Common Stock and the Class B Common Stock comprise all of the authorized Common Stock.

Preferred Stock

Salem Communication’s board of directors, without further action by its stockholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. Salem Communication’s board of directors may, without stockholder approval, issue preferred stock in one or more series with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences deemed advisable by the board. Information regarding shares of preferred stock to be sold by Salem Communications will be set forth in one or more prospectus supplements.

Each prospectus supplement relating to the sale of preferred stock will describe:

•	the series of preferred stock;

•	the price per share at which the preferred stock will be sold;

•	if applicable, the voting rights of the preferred stock

•	if applicable, the dividend rate per share of the preferred stock;

•	if applicable, the redemption price per share of the preferred stock;

•	if applicable, the liquidation preference of the preferred stock upon liquidation or dissolution;

•	if applicable, the conversion features of the preferred stock;

•	if applicable, any provisions for adjustment of the number or amount of shares of Salem Communications Class A Common Stock or other securities receivable upon conversion of the preferred stock; and

•	any other material terms of the preferred stock.

Common Stock

As of April 15, 2002 there were 17,907,567 shares of Salem Communications Class A Common Stock and 5,553,696 shares of Salem Communications Class B Common Stock outstanding. All of the outstanding Class B Common Stock is beneficially owned by Edward G. Atsinger III, Stuart W. Epperson and Nancy A. Epperson.

•    Voting.    Holders of Salem Communications Class A Common Stock are entitled to one vote for each share held of record, and holders of Salem Communications Class B Common Stock are entitled to 10 votes for each share held of record, except that:

•
in the case of a proposed acquisition of a company where any director, officer, holder of 10% or more of any class of Common Stock or any of their affiliates has an interest in the company, the assets to be acquired or in the proceeds from the transaction, holders of both classes of Common Stock are entitled to one vote for each share held of record; and

•
in the case of a proposed going private transaction involving Salem or Edward G. Atsinger III, Stuart W. Epperson or Nancy A. Epperson or any of their affiliates, holders of both classes of Common Stock are entitled to one vote for each share held of record.

The Salem Communications Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors by proxy, except as required by law and except as follows. The holders of Class A Common Stock vote as a separate class for two independent directors, in addition to voting together with holders of Class B Common Stock for the remaining directors. Shares of Common Stock do not have cumulative voting rights with respect to the election of directors.

The percentage of the voting power of the outstanding Salem Communications Common Stock controlled by Messrs. Atsinger and Epperson and Mrs. Epperson is approximately 88% which means that they control all actions to be taken by the stockholders, including the election of all directors to the board of directors other than the two independent directors elected by the holders of Class A Common Stock.

•    Dividends.    Holders of the Salem Communications Common Stock are entitled to receive, as when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from Salem Communication’s assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. Each share of Class A Common Stock and Class B Common Stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon liquidation of Salem Communications and consideration to be received upon a merger or consolidation of Salem Communications or a sale of all or substantially all of Salem Communication’s assets, except that in the case of stock dividends, only shares of Class A Common Stock will be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, divided or combined unless the other class is proportionately split, divided or combined.

•    Conversions.    The shares of Salem Communications Class A Common Stock are not convertible into any other series or class of securities. Each share of Salem Communications Class B Common Stock, however, is freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. Shares of Class B Common Stock may not be transferred to third parties. Except for transfers to certain family members and for estate planning purposes, any such attempt to transfer Class B Common Stock will result in the automatic conversion of such shares into Class A common shares. All conversions of Class B Common Stock are subject to any necessary FCC approval.

•    Liquidation.    Upon liquidation, dissolution or winding up of Salem Communications, the holders of Salem Communications Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and holders of the preferred stock of Salem Communications, if any.

DESCRIPTION OF WARRANTS

Salem Communications may issue warrants for the purchase of debt securities, preferred stock, Class A Common Stock, or other securities issued by Salem Communications or another issuer or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or Class A Common Stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. A prospectus supplement will be issued with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with each share of Salem Communication’s preferred stock, Class A Common Stock or other securities or that of another issuer;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Salem Communications Preferred Stock, Class A Common Stock and Other Securities

Each prospectus supplement for warrants to purchase Salem Communications preferred stock, Class A Common Stock, and other securities will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with each share of Salem Communications preferred stock, Class A Common Stock or other securities or that of another issuer;

•
any provisions for adjustment of the number or amount of shares of Salem Communications preferred stock, Class A Common Stock or other securities or that of another issuer receivable upon exercise of the warrants or the exercise price of the warrants;

•
if applicable, the date on and after which such warrants and related Salem Communications preferred stock, Class A Common Stock or other securities or that of another issuer will be separately transferable;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities, shares of Salem Communications preferred stock or Class A Common Stock, or amounts of other securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Salem Communications will, as soon as practicable, forward the debt securities, shares of preferred stock or Class A Common Stock or other securities to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities, Salem Communications preferred stock or Class A Common Stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or Class A Common Stock purchasable upon exercise, including:

•
in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants for the purchase of Salem Communications preferred stock or Class A Common Stock, the right to vote or to receive any payments of dividends on the preferred stock or Class A Common Stock purchasable upon exercise.

SELLING SECURITY HOLDERS

All or any of the security holders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of the number of shares of Salem Communications Class A Common Stock indicated below. Each of the potential selling security holders listed immediately below is a current director of Salem Communications. The following table sets forth, as of April 15, 2002, the number of shares of Salem Communications Class A and Class B Common Stock that each security holder beneficially owns. The term “selling security holders,” as used in this prospectus, includes the holder listed below and his transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling security holders may sell, transfer or otherwise dispose of some or all of their shares of the Salem Communications Class A Common Stock owned by such security holder in transactions exempt from the registration requirements of the Securities Act.

Name of Beneficial Owner(1)	Positions with Salem Communications	Number of Class A Shares Being Registered	Salem Communications Class A Beneficial Ownership		Salem Communications Class B Beneficial Ownership		Percent of Votes of All Classes of Common Stock	Beneficial Ownership if all Salem Communications Class A Shares Being Registered Are Sold		Percent of Votes of all Classes of Common Stock
			Number of Shares	%Vote(2) (Class A)	Number of Shares	%Vote(2) (Class A)	%Vote(2) (All)	Number of Shares	%Vote(2) (Class A)	%Vote(2) (All)
Stuart W. Epperson	Chairman of the Board	625,000	4,317,029(3)	24.11%	2,776,848(4)	50.00%	43.69%	3,692,029	20.62%	47.84%

Edward G. Atsinger III	President, Chief Executive Officer and Director	625,000	4,545,530(5)	25.38%	2,776,848(5)	50.00%	44.00%	3,920,530	21.89%	43.15%

*	Less than 1%.

(1)
Except as otherwise indicated, the address for each person is c/o Salem Communications Corporation, 4880 Santa Rosa Road, Suite 300, Camarillo, California 93012. Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares of Salem Communications Class A Common Stock not outstanding that are subject to options exercisable by the holder thereof within 60 days of April 15, 2002 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(2)
Percentage voting power is based upon 17,907,567 shares of Salem Communications Class A Common Stock and 5,553,696 shares of Salem Communications Class B Common Stock, all of which were outstanding as of April 15, 2002, and the general voting power of one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

(3)
Includes shares of Salem Communications Class A Common Stock held by a trust of which Mr. Epperson is trustee and shares held directly by Mr. Epperson. As husband and wife, Mr. and Mrs. Epperson are each deemed to be the beneficial owner of shares held by the other, and therefore, their combined beneficial ownership in the table.

(4)	Includes shares of Salem Communications Class B Common Stock held directly by Mr. Epperson and shares held directly by Mrs. Epperson.

(5)	These shares of Salem Communications Class A and Class B Common Stock are held by trusts of which Mr. Atsinger is trustee.

Information regarding the shares of Salem Communications Class A Common Stock to be sold by each selling stockholder will be set forth in one or more prospectus supplements.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NASDAQ National Market or any other organized market where the shares may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from Salem Communications, Salem Holding or the selling security holders, or from the purchasers of the securities. Selling security holders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Agents may from time to time solicit offers to purchase the securities. If required, any agent involved in the offer or sale of the securities will be named, and any compensation payable to the agent will be described in, the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, Salem Communications, Salem Holding, the selling security holder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transactions will be set forth in the prospectus supplement.

Salem Communications and Salem Holding may directly solicit offers to purchase the securities and Salem Communications, Salem Holding or the selling security holders may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with Salem Communications, Salem Holding or the selling security holders to indemnification by Salem Communications, Salem Holding or the selling security holders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by Salem Communications, Salem Holding or the selling security holders to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for Salem Communications, Salem Holding or their subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Salem Communications may permit certain of its security holders or their pledgees or donees to sell Salem Communications Class A Common Stock pursuant to this prospectus in conjunction with an offering by Salem Communications. The selling security holders may only sell pursuant to this prospectus with Salem Communication’s consent, which consent may be withheld in our sole discretion. If selling security holders sell Salem Communication’s Class A Common Stock pursuant to this prospectus, a prospectus supplement will set forth information required by the SEC rules and regulations regarding the selling holders. These transactions may involve transfer of the securities upon exercise or settlement of put or call options, or delivery of the securities to replace securities that were previously borrowed from another security holder or a combination of such methods. Selling security holders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule.

Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

Any person participating in the distribution of Salem Communications Class A Common Stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of Salem Communications Class A Common Stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of Salem Communications Class A Common Stock to engage in market-making activities with respect to Salem Communications Class A Common Stock. These restrictions may affect the marketability of Salem Communications Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to Salem Communications Class A Common Stock.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Salem Communications files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room	Citicorp Center
Room 1024	500 West Madison Street
450 Fifth Street, N.W.	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Salem Communications, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Salem Communications and Salem Holdings and the securities offered that, as permitted by the rules and regulations of the SEC, have not been included in this prospectus. You should read the registration statement for further information about Salem Communications, Salem Holding and Salem Communication’s Class A Common Stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the “incorporation by reference” of information into this prospectus. This means that important information about Salem Communications, Salem Holding and their financial condition may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

a.    Salem Communication’s Annual Report on Form 10-K for the year ended December 31, 2001;

b.    Salem Communication’s Quarterly Report on Form 10-Q for the period ended March 30, 2002; and

c.    The description of our Class A Common Stock contained in our Registration Statement on Form 8-A (File No. 0000-26497), filed June 25, 1999, and any amendments or reports filed for the purpose of updating that description.

Also incorporated by reference are additional documents that Salem Communications may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. All documents filed by Salem Communications pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing such documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling Salem Communications at the following address or telephone number:

Salem Communications Corporation
4880 Santa Rosa Road
Suite 300
Camarillo, California 93012
Telephone: (805) 987-0400
Attn: Jonathan L. Block, Esq.

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated into it by reference contain forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that have been made in light of experience as well as perceptions of historical trends, current conditions, expected future developments and other factors Salem Communications and Salem Holding believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to:

•	operations and prospects,

•	acquistion and integration of new radio stations,

•	business and financing plans,

•	funding needs and financing sources,

•	future growth of the religious and family issues format segment of the radio broadcasting industry,

•	characteristics of competition,

•	actions of third parties such as government regulatory agencies, and

•	various other factors beyond Salem Communication’s and Salem Holding control.

All future written and oral forward-looking statements by Salem Communications or Salem Holding or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus and in any document incorporated herein by reference. Salem Communications and Salem Holding do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

YOU SHOULD READ CAREFULLY THE FACTORS DESCRIBED IN THE “CERTAIN FACTORS AFFECTING SALEM” CONTAINED IN THE “BUSINESS” SECTION OF SALEM COMMUNICATION’S FILINGS WITH THE SEC AND THE APPLICABLE PROSPECTUS SUPPLEMENT FOR A DESCRIPTION OF CERTAIN RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Irvine, California will issue an opinion with respect to the validity of the securities being offered by this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the accompanying prospectus supplement relating to that offering.

$240,000,000

SALEM COMMUNICATIONS CORPORATION
SALEM COMMUNICATIONS HOLDING CORPORATION

Salem Holding Debt Securities
Salem Communications Preferred Stock
Salem Communications Class A Common Stock
and Salem Communications Warrants

Prospectus

May     , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by Salem Communications and Salem Holdings in connection with the offering of our securities being registered hereby. All amounts are estimated except the SEC registration fee.

SEC Registration Fee	$22,080
Printing Expenses	30,000
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	10,000
Miscellaneous	10,000

Total	$132,080

Item 15.    Indemnification of Directors and Officers.

Salem Communications is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)  to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)  the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise; and

(3)  the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 15, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Salem Communications, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Salem Communications under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Salem Communication’s Certificate of Incorporation and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Salem Communications will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of Salem Communications or is or was serving at the request of Salem as a director or officer of another corporation or enterprise. Salem has entered into indemnification agreements with its officers and directors. Salem may, in its discretion, similarly indemnify its employees and agents. Salem’s Certificate relieves its directors from monetary damages to Salem or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, Salem Communications may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the company.

Salem Communications currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Salem Communications.

Item 16.    Exhibits and Financial Schedule.

See the Exhibit Index attached to this Registration Statement and incorporated by reference.

Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

1.01	Form of Underwriting Agreement*

3.01	Amended and Restated Certificate of Incorporation of Salem Communications Corporation, a Delaware corporation. (4)

3.02	Bylaws of Salem Communications Corporation, a Delaware Corporation. (4)

4.01
Indenture between Salem Communications Corporation, a California corporation, certain named guarantors and The Bank of New York, as Trustee, dated as of September 25, 1997, relating to the 9 ½% Series A and Series B Senior Subordinated Notes due 2007. (1)

4.02	Form of 9 ½% Senior Subordinated Note (filed as part of exhibit 4.01). (1)

4.03	Form of Note Guarantee (filed as part of exhibit 4.01). (1)

4.04
Credit Agreement, dated as of September 25, 1997, among Salem, the several Lenders from time to time parties thereto, and The Bank of New York, as administrative agent for the Lenders (incorporated by reference to exhibit 4.07 of the previously filed Registration Statement on Form S-4). (1)

4.05
Borrower Security Agreement, dated as of September 25, 1997, by and between Salem and The Bank of New York, as Administrative Agent of the Lenders (incorporated by reference to exhibit 4.07 of the previously filed Registration Statement on Form S-4). (1)

4.06
Subsidiary Guaranty and Security Agreement dated as of September 25, 1997, by and between Salem, certain named guarantors, and The Bank of New York, as Administrative Agent (incorporated by reference to exhibit 4.09 of the previously filed Registration Statement on Form S-4). (1)

4.07
Amendment No. 1 and Consent No. 1, dated as of August 5, 1998, to the Credit Agreement, dated as of September 25, 1997, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America NT SA, as documentation agent, and the several Lenders (incorporated by reference to exhibit 10.02 of previously filed Current Report on Form 8-K). (2)

4.08
Amendment No. 2 and Consent No. 2, dated as of January 22, 1999, to the Credit Agreement, dated as of September 25, 1997, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America NT SA, as documentation agent, and the Lenders. (5)

4.09	Specimen of Class A common stock certificate. (5)

4.10
Supplemental Indenture No. 1, dated as of March 31, 1999, to the Indenture, dated as of September 25, 1997, by and among Salem Communications Corporation, a California corporation, Salem Communications Corporation, a Delaware corporation, The Bank of New York, as Trustee, and the Guarantors named therein. (5)

4.10.01
Supplemental Indenture No. 2, dated as of August 24, 2000, by and among Salem Communications Corporation, a Delaware corporation, Salem Communications Holding Corporation, a Delaware corporation, the guarantors named therein and The Bank of New York, as Trustee (previously filed as Exhibit 4.11). (9)

4.10.02
Supplemental Indenture No. 3, dated as of March 9, 2001, by and among Salem Communications Corporation, a Delaware corporation, Salem Communications Holding Corporation, a Delaware corporation, the guarantors named therein and The Bank of New York, as Trustee. (13)

4.10.03
Supplemental Indenture No. 4, dated as of June 25, 2001, by and among Salem Communications Holding Corporation, a Delaware corporation, the guarantors named therein and The Bank of New York, as Trustee. (12)

4.11
Consent No. 3, dated as of March 31, 1999, to the Credit Agreement, dated as of September 25, 1997, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America NT SA, as Documentation Agent, and the Lenders named therein. (5)

Exhibit Number	Description
4.12	Assumption Agreement, dated as of March 31, 1999, by and between Salem Communications Corporation, a Delaware corporation, and The Bank of New York, as Administrative Agent. (5)

4.13
Amendment No. 1 to the Grant of Security Interest (Servicemarks) by Salem to The Bank of New York, as Administrative Agent, under the Borrower Security Agreement, dated as of September 25, 1997, with the Administrative Agent. (5)

4.14
Amendment No. 3 and Consent No. 4, dated as of April 23, 1999, under the Credit Agreement, dated as of September 25, 1997, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America NT SA, as Documentation Agent, and the Lenders party thereto. (5)

4.15
First Amended and Restated Credit Agreement by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America NT SA, as Documentation Agent, and the Lenders named therein. (5)

4.16
Amendment No. 1 to First Amended and Restated Credit Agreement, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America, N.A., as Documentation Agent and the Lenders party thereto. (6)

4.17
Amendment No. 2 to First Amended and Restated Credit Agreement, by and among Salem, The Bank of New York, as Administrative Agent for the Lenders, Bank of America, N.A., as Documentation Agent and the Lenders party thereto. (6)

4.18
Amendment No. 3 to First Amended and Restated Credit Agreement, dated as of August 17, 2000, by and among the Company, The Bank of New York, as administrative Agent for the Lender, Bank of America, N.A., and the Lenders party thereto. (9)

4.19
Second Amended and Restated Credit Agreement, dated as of August 24, 2000, by and among Salem Communications Holding Corporation, The Bank of New York, as Administrative Agent, Bank of America, N.A. as Syndication Agent, Fleet National Bank as Documentation Agent, Union Bank of California, N.A. and the Bank of Nova Scotia as Co-Agents and the Lenders party thereto. (9)

4.19.01	Supplement to Second Amended and Restated Subsidiary Guaranty dated November 7, 2000 by Salem Communications Acquisition Corporation and The Bank of New York. (11)

4.19.02	Supplement to Second Amended and Restated Subsidiary Guaranty dated November 7, 2000 by SCA License Corporation and The Bank of New York. (11)

4.20
Credit Agreement dated as of August 24, 2000, by and among the Company, ING (U.S.) Capital LLC as Administrative Agent, The Bank of New York as Syndication Agent, Fleet National Bank as Documentation Agent, and the Lenders party thereto. (9)

4.21
Amendment No. 1, dated as of January 15, 2001, to the Third Amended and Restated Credit Agreement, dated as of November 7, 2000, by and among Salem Communications Corporation, a Delaware Corporation; The Bank of New York, as Administrative Agent; Bank Of America, N.A., as Syndication Agent; Fleet National Bank, as Documentation Agent; Union Bank of California, N.A. and The Bank of Nova Scotia, as Co-Agents; and Lenders. (10)

4.22
Amendment No. 1, dated as of January 15, 2001, to the First Amended and Restated Parent Guaranty, dated as of November 7, 2000, by and among Salem Communications Corporation, a Delaware corporation, Salem Communications Holding Corporation, a Delaware corporation, and The Bank of New York, as Administrative Agent. (10)

4.23
Third Amended and Restated Credit Agreement dated as of November 7, 2000, by and among Salem Communications Holding Corporation, a Delaware corporation, The Bank of New York, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fleet National Bank as Documentation Agent, Union Bank of California, N.A. and The Bank of Nova Scotia, as Co-agents and lenders. (10)

Exhibit Number	Description
4.24
Fourth Amended and Restated Credit Agreement dated as of June 15, 2001, by and among Salem Communications Holding Corporation, a Delaware corporation, The Bank of New York, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Fleet National Bank as Documentation Agent, Union Bank of California, N.A. and The Bank of Nova Scotia, as Co-agents and lenders. (12)

4.24.01
First Amended and Restated Parent Security Agreement dated as of June 15, 2001, by and among Salem Communications Corporation, a Delaware corporation, and The Bank of New York, as Administrative Agent. (12)

4.24.02
Second Amended and Restated Parent Security Agreement dated as of June 15, 2001, by and among Salem Communications Corporation, a Delaware corporation, Salem Communications Holding Corporation, a Delaware corporation, and The Bank of New York, as Administrative Agent. (12)

4.24.03
First Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 27, 2001, by and among Salem Communications Holding Corporation, a Delaware corporation, The Bank of New York, as administrative agent, the other agents party thereto, and the Lenders party thereto. (13)

4.25
Indenture between Salem Communications Holding Corporation, a Delaware corporation, certain named guarantors and The Bank of New York, as Trustee, dated as of June 25, 2001, relating to the 9% Series A and Series B Senior Subordinated Notes due 2011. (12)

4.26	Form of 9% Senior Subordinated Notes (filed as part of exhibit 4.25).

4.27	Form of Note Guarantee (filed as part of exhibit 4.25).

4.28	Registration Rights Agreement dated as of June 25, 2001, by and among Salem Communications Holding Corporation, the guarantors and initial purchasers named therein. (12)

4.31	Form of Senior Debt Indenture.*

4.32	Form of Senior Debt Security (included in Form of Senior Debt indenture filed as Exhibit 4.31)*

4.33	Form of Subordinated Debt Indenture*

4.34	Form of Subordinated Debt Indenture (included in Form of Subordinated Debt indenture filed as Exhibit 4.33)*

4.35	Form of Warrant Agreement**

4.36	Form of Warrant**

5.01	Opinion of Gibson, Dunn & Crutcher LLP.

23.01	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.02	Consent of Ernst & Young LLP, Independent Auditors.

24.01	Powers of Attorney (included on signature page of this registration statement).*

25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 for the Bank of New York, as trustee under the Indenture. (14)

25.02	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 for the Bank of New York, as trustee under the Senior Debt Indenture.*

25.03	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 for the Bank of New York, as trustee under the Subordinated Debt Indenture.*

*	Previously filed with this Registration Statement.
**	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.
(1)
Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem Communications’ Registration Statement on Form S-4 (No. 333-41733), as amended, as declared effective by the Commission on February 9, 1998.

(2)	Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem Communications’ Current Report on Form 8-K, filed with the Commission on September 4, 1998.
(3)	Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem Communications’ Annual Report on Form 10-K, filed with the Commission on March 31, 1999.
(4)	Incorporated by reference to the exhibit of the same number, unless otherwise noted, of Salem Communications’ Current Report on Form 8-K, filed with the Commission on April 14, 1999.
(5)	Incorporated by reference to the exhibit of the same number to the Company’s Registration Statement on Form S-1 (No. 333-76649) as amended, as declared, effective by the Commission on June 30, 1999.
(6)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Annual Report on Form 10-K, filed with the Commission on March 30, 2000.
(7)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2000.
(8)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Quarterly Report on Form 10-Q, filed with the Commission on August 15, 2000.
(9)	Incorporated by reference to the exhibit of the same number, unless otherwise noted, to Salem Communications’ Current Report on Form 8-K; filed with the Commission on September 8, 2000.
(10)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Annual Report on Form 10-K, filed with the Commission on April 2, 2001.
(11)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2001.
(12)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2001.
(13)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Annual Report on Form 10-K, filed with the Commission on April 1, 2002.
(14)	Incorporated by reference to the exhibit of the same number to Salem Communications’ Registration Statement Form S-4, filed with the Commission on September 7, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

SALEM COMMUNICATIONS CORPORATION

By:	*
Edward G. Atsinger III
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

* Edward G. Atsinger III	President, Chief Executive Officer and Director (Principal Executive Officer)

* David A.R. Evans	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Eileen E. Hill	Vice President, Finance and Accounting (Principal Accounting Officer)

* Stuart W. Epperson	Director

* Eric H. Halvorson	Director

* Richard A. Riddle	Director

* Roland S. Hinz	Director

* Donald P. Hodel	Director

* David Davenport	Director

* Paul Pressler	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

SALEM COMMUNICATIONS HOLDING CORPORATION

By:	*
Edward G. Atsinger III President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

* Edward G. Atsinger III	President, Chief Executive Officer and Director (Principal Executive Officer)

* David A.R. Evans	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Eileen E. Hill	Vice President, Finance and Accounting (Principal Accounting Officer)

* Stuart W. Epperson	Director

* Eric H. Halvorson	Director

* Richard A. Riddle	Director

* Roland S. Hinz	Director

* Donald P. Hodel	Director

* David Davenport	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants named below have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

ATEP RADIO, INC.
BISON MEDIA, INC.
CARON BROADCASTING, INC.
CCM COMMUNICATIONS, INC.
COMMON GROUND BROADCASTING, INC.
GOLDEN GATE BROADCASTING COMPANY, INC.
INLAND RADIO, INC.
INSPIRATION MEDIA, INC.
KINGDOM DIRECT, INC.
NEW ENGLAND CONTINENTAL MEDIA, INC.
NEW INSPIRATION BROADCASTING COMPANY, INC.
PENNSYLVANIA MEDIA ASSOCIATES, INC.
RADIO 1210, INC.
REACH SATELLITE NETWORK, INC.
SALEM MEDIA CORPORATION
SALEM MEDIA OF COLORADO, INC.
SALEM MEDIA OF GEORGIA, INC.
SALEM MEDIA OF KENTUCKY, INC.
SALEM MEDIA OF OHIO, INC.
SALEM MEDIA OF OREGON, INC.
SALEM MEDIA OF PENNSYLVANIA, INC.
SALEM MEDIA OF TEXAS, INC.
SALEM MEDIA OF VIRGINIA, INC.
SALEM MUSIC NETWORK, INC.
SALEM RADIO NETWORK INCORPORATED
SALEM RADIO OPERATIONS—PENNSYLVANIA, INC.
SALEM RADIO PROPERTIES, INC.
SALEM RADIO REPRESENTATIVES, INC.
SCA LICENSE CORPORATION
SOUTH TEXAS BROADCASTING, INC.
SRN NEWS NETWORK, INC.
VISTA BROADCASTING, INC.

By:	*
Edward G. Atsinger III President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

* Edward G. Atsinger III	President and Chief Executive Officer (Principal Executive Officer)

* David A.R. Evans	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Eileen E. Hill	Vice President, Finance and Accounting (Principal Accounting Officer)

* Edward G. Atsinger III	Director

/s/ JONATHAN L. BLOCK Jonathan L. Block	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

INSPIRATION MEDIA OF PENNSYLVANIA, L.P.

By: SALEM RADIO OPERATIONS-PENNSYLVANIA, INC. General Partner

By: *
Edward G. Atsinger III President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

* Edward G. Atsinger III	President and Chief Executive Officer of General Partner (Principal Executive Officer)

* David A.R. Evans	Senior Vice President and Chief Financial Officer of General Partner (Principal Financial Officer)

* Eileen E. Hill	Vice President, Finance and Accounting of General Partner (Principal Accounting Officer)

* Edward G. Atsinger III	Director of General Partner

/s/ JONATHAN L. BLOCK Jonathan L. Block	Director of General Partner

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

INSPIRATION MEDIA OF TEXAS, LLC SALEM MEDIA OF ILLINOIS, LLC SALEM MEDIA OF NEW YORK, LLC SALEM RADIO OPERATIONS, LLC By: SALEM MEDIA CORPORATION, Manager

By:	*
Edward G. Atsinger III President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

*	President and Chief Executive Officer of Manager (Principal Executive Officer)
Edward G. Atsinger III

*	Senior Vice President and Chief Financial Officer of Manager (Principal Financial Officer)
David A.R. Evans

*	Vice President, Finance and Accounting of Manager (Principal Accounting Officer)
Eileen E. Hill

*	Director of Manager
Edward G. Atsinger III

/s/ JONATHAN L. BLOCK	Director of Manager
Jonathan L. Block

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Camarillo, California on May 10, 2002.

ONEPLACE, LLC By: SALEM COMMUNICATIONS CORPORATION, Manager

By:	*
Edward G. Atsinger III President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2002.

Name	Title

* Edward G. Atsinger III	President and Chief Executive Officer of Manager (Principal Executive Officer)

* David A.R. Evans	Senior Vice President and Chief Financial Officer of Manager (Principal Financial Officer)

* Eileen E. Hill	Vice President, Finance and Accounting of Manager (Principal Accounting Officer)

* David Davenport	Director of Manager

* Stuart W. Epperson	Director of Manager

* Eric H. Halvorson	Director of Manager

* Roland S. Hinz	Director of Manager

* Donald P. Hodel	Director of Manager

* Paul Pressler	Director of Manager

* Richard A. Riddle	Director of Manager

*
Jonathan L. Block, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ Jonathan L. Block
Jonathan L. Block Attorney-in-Fact